UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest events reported)   May 1, 2000
                                                         -----------------
                                                         April 19, 2000
                                                         -----------------

                      PUBLIC SERVICE COMPANY OF NEW MEXICO
                      ------------------------------------
             (Exact name of registrant as specified in its charter)


          New Mexico              Commission                  85-00019030
  ---------------------------     File Number 1-6986    ----------------------
 (State or Other Jurisdiction                 ------       (I.R.S. Employer
      of Incorporation)                                 Identification) Number)



        Alvarado Square, Albuquerque, New Mexico             87158
        ----------------------------------------             -----
        (Address of principal executive offices)           (Zip Code)



                                 (505) 241-2700
                                 --------------
              (Registrant's telephone number, including area code)


                         ------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

Item  5.   Other Event

The following is the Company's press release announcing the first quarter earnings.

PNM Reports First Quarter 2000 Earnings

ALBUQUERQUE, NM, April 19, 2000 -- PNM, Public Service Company of New Mexico (NYSE:PNM), today announced earnings for the quarter ended March 31, 2000, of $22.0 million, or 55 cents per share on a fully diluted basis, compared with earnings of $26.7 million or 63 cents per share on a fully diluted basis for the first quarter 1999.

Net earnings from ongoing operations on a fully diluted basis totaled 55 cents per share, unchanged from first quarter 1999. First quarter 1999 earnings included a one-time gain of 8 cents per share (reflecting the cumulative effect of a change in accounting principle effective January 1, 1999). There were no non-recurring gains or losses recorded during the first quarter 2000.

"We continue to record substantial increases in revenues and sales on the wholesale side of our business," said PNM President Jeff Sterba. "However, lower retail electric rates reduced revenues in the electric utility compared to the same period last year."

PNM total operating revenues of $321.3 million for the quarter were up $48.5 million or 17.8 percent from $272.8 million in the comparable period in 1999. Electric operating revenues rose 22.7 percent to $226.4 million for the quarter, up $42.0 million from $184.4 million in the comparable period last year.

Wholesale revenues were up $49.5 million or 97.4 percent to $100.3 million for the quarter, compared to $50.8 million in the same period in 1999. In terms of megawatt-hours (MWh) sold, PNM wholesale sales increased 71.4 percent in the first three months of 2000 compared to the same period in the previous year.

Retail electric revenues totaled $121.4 million in the most recent quarter, down $7.0 million or about 5.5 percent from $128.4 million in the first quarter 1999. PNM's new, lower rates, which took effect in the third quarter of 1999, reduced retail electric revenues by about $11.7 million in the first quarter 2000 compared to first quarter 1999.

Fuel and purchased power expense increased 76.8 percent, from $62.2 million in the first quarter 1999 to $109.9 million in the first quarter 2000, reflecting the increased wholesale business. Electric gross margin (revenues less the cost of fuel and purchased power) declined from $122.3 million in the first quarter of 1999 to $116.5 million in the first quarter of 2000.

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

Gas revenues rose $9.7 million or 11.4 percent to $94.5 million for the first quarter 2000. Gas gross margin (gas operating revenues less the cost of gas purchased for resale) was $36.7 million in the first quarter of 2000, compared to $36.6 million in the first quarter 1999. New Mexico temperatures were warmer than normal during the first quarter of this year, but not as warm as the first three months of 1999. Heating degree days (a measure of the variation in daily mean temperature below 65 degrees Fahrenheit) totaled 1,840 in Albuquerque during the first quarter, 398 fewer than normal but 77 more than recorded in the first three months of 1999.

As the result of the repurchase of nearly 2 million shares by the company over the past 12 months, the number of shares of PNM common stock outstanding has been reduced from 41,439,783 as of March 31, 1999, to 39,535,699 shares as of March 31, 2000.

PNM operates a combined electric and gas utility serving approximately 1.3 million people in New Mexico and sells power on the wholesale market. Avistar, a wholly-owned subsidiary of PNM, operates an advanced meter servicing business in California and Nevada, offers energy and water management solutions for government and institutional clients in the Southwest, and is assisting e-commerce provider AMDAX.com in launching an Internet-based energy auction system. PNM stock is traded primarily on the NYSE under the symbol PNM.

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


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   PUBLIC SERVICE COMPANY OF NEW MEXICO
                                   ------------------------------------------
                                              (Registrant)


Date:  May 1, 2000                             /s/ John R. Loyack
                                   ------------------------------------------
                                                   John R. Loyack
                                        Vice President, Corporate Controller
                                            and Chief Accounting Officer
                                   (Officer duly authorized to sign this report)





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